SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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                               PIERRE FOODS, INC.
                   ------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                   ------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                                                     Filed by Pierre Foods, Inc.
                                               Pursuant to Rule 14a-12 under the
                                                 Securities Exchange Act of 1934
                                            Subject Company:  Pierre Foods, Inc.
                                                      Commission File No. 0-7277

         1. On December 21, 2001, Pierre Foods, Inc., a North Carolina corporation, issued the following press release:

FOR IMMEDIATE RELEASE

PIERRE FOODS' BOARD ENDORSES ENHANCED BUYOUT PRICE

         CINCINNATI, OHIO (December 21, 2001) -- Pierre Foods, Inc. (NASDAQ:
FOOD) today announced that its Board of Directors, acting upon a recommendation of a Special Committee of the Board, unanimously agreed to approve and recommend an amended definitive agreement and plan of share exchange with PF Management, Inc., the management group that reportedly owns 63% of the company's outstanding common stock. The amended terms call for PF Management to purchase, for $2.50 per share, all shares of Pierre Foods common stock owned by unaffiliated investors.

         Pierre Foods initially reached agreement with PF Management in April. The exchange price agreed upon then was $1.21 per share. Then the Special Committee received two competing bids, each of which was ultimately withdrawn. Pierre Foods also engaged in restructuring talks with representatives of its senior noteholders before terminating those negotiations last week. The $2.50 per share exchange price agreed upon yesterday is the highest price per share offered for the company.

         Closing of the transaction is subject to SEC clearance of Pierre Foods' proxy materials, shareholder approval, financing and other conditions typical of a management buyout. The transaction requires a favorable vote by the holders of 75% of the company's 5.78 million outstanding shares. PF Management is entitled to receive payment of a $500,000 fee plus expenses in certain circumstances, including in the event of PF Management's termination of the definitive agreement and plan of share exchange following a Board decision to recommend a competing transaction. Pierre Foods is paying PF Management's expenses incurred to date as required by the amended agreement.

         PF Management is owned by Pierre Foods' Chairman, James C. Richardson, Jr., Vice-Chairman David R. Clark and Director of Special Projects James M. Templeton. Pierre Foods' Chief Executive Officer is food processing industry veteran Norbert E. Woodhams, Jr. William E. Simon & Sons, LLC is advising PF Management on this transaction. The Special Committee and the Board are being advised by Grant Thornton LLP.

         Pierre Foods owns and operates food processing facilities in Cincinnati, Ohio and Claremont, North Carolina. The company is a leading manufacturer of fully cooked branded

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and private-label protein and bakery products and is believed to be the largest integrated producer of microwaveable sandwiches. The company provides specialty beef, poultry and pork products formed and portioned to meet specific customer requirements. It sells primarily to the foodservice market and serves leading national restaurant chains, a majority of primary and secondary schools, vending, convenience stores and other niche markets.

         Certain statements made in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that may cause actual events and results to differ materially from expected events and results. As detailed in the company's periodic SEC reports, with respect to Pierre Foods these risks and uncertainties include, among others: the company's substantial leverage and insufficient cash flow from operations; restrictions imposed by the company's debt instruments; factors inhibiting a hostile takeover of the company; the stock available for sale and a limited secondary market for the stock; stock price volatility and the absence of dividends; competition; government regulation; general risks of the food industry; adverse changes in food costs and availability of supplies; dependence on key personnel; and potential labor disruption. In addition, the closing of the transaction described in this press release is subject to the conditions stated in the definitive agreement covering the transaction. In view of these considerations, investors should not place undue reliance on the predictive value of the forward-looking statements made in this press release.

CONTACT: Pamela Witters, Chief Financial Officer, (828) 304-2313


         2. Pierre Foods will file, with the SEC, preliminary and definitive proxy statements and other relevant documents concerning the proposed share exchange. Shareholders are urged to read these proxy statements and other documents when they are available because they will contain important information. Shareholders will be able to obtain all of these documents free of charge at the SEC's website, www.sec.gov. Shareholders also can obtain identified SEC filings of Pierre Foods free of charge by requesting them in writing from Pierre Foods, Inc., 9990 Princeton Road, Cincinnati, Ohio 45246,
Attention: Pamela Witters, or by telephone at (513) 874-8741. Pierre Foods and its directors may be deemed to be participants in the solicitation of proxies from Pierre Foods shareholders in connection with the proposed share exchange. Information about the Pierre Foods directors, and their direct or indirect interests, is set forth in the preliminary proxy statement of Pierre Foods filed with the SEC on July 9, 2001, which can be obtained from the SEC's website or from Pierre Foods as described above.